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                                                                  EXHIBIT (8)(b)






                                                                  March 14, 1997

BanPonce Corporation,
   209 Monoz Rivera Avenue,
      Hato Rey, Puerto Rico 00918.

Ladies and Gentlemen:
                  As U.S. tax counsel to BanPonce Corporation (the "Corporation") in connection with the transactions contemplated by the Registration Statement on Form S-4, dated March 14, 1997, (the "Registration Statement"), we have examined the Prospectus/Proxy Statement dated March 14, 1997 (the "Prospectus/Proxy Statement") and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.
                  Upon the basis of such examination, we advise you that, in our opinion, the statements of Federal income tax law under the heading "Certain Tax Consequences of the Merger--United States Federal Income Tax Consequences" in the Prospectus/Proxy Statement, subject to the limitations therein described, are correct in all material respects as of the date hereof.





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BanPonce Corporation                                                         -2-


                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
                                                             Very truly yours,





                                                             SULLIVAN & CROMWELL